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EXHIBIT 10.9

Additional Retention and Incentive Arrangements

        During the Company's financial restructuring, independent advisors recommended that additional retention and incentive arrangements be put in place for key personnel during the period following the Company's emergence from bankruptcy. Accordingly, upon the Company's emergence from bankruptcy in January 2002, the Board of Directors approved a retention and incentive cash bonus program to cover 29 key employees, including several executive officers. Under the program, covered employees are to be paid cash bonuses of different amounts calculated as varying percentages of base compensation. The bonuses are paid in two installments—one-third in January 2002, after the Company emerged from bankruptcy, and the remaining two-thirds in January 2003. The second payment is conditioned upon the employee's continued employment with the Company (except for a termination by the Company without cause) and upon the Company's satisfying certain performance objectives. The aggregate amount paid in January 2002 was $3,043,335. If all conditions for payment are satisfied, an aggregate amount of $6,086,699 will be paid in January 2003.

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  EXHIBIT 10.9